Exhibit 99.1

PINPOINT ADVANCE CORP.’S COMMON STOCK AND WARRANTS TO COMMENCE TRADING
SEPARATELY ON JUNE 1, 2007

May 30, 2007 - New York, NY - Pinpoint Advance Corp. (OTCBB:PPACU) (the “Company”) announced today that Maxim Group LLC, the representative of the underwriters of its initial public offering of units, which was consummated on April 25, 2007, has notified the Company that separate trading of the common stock and warrants underlying the units may commence on June 1, 2007 and that trading in the units would continue, as well, under the symbol “PPACU.” The common stock and the warrants will be quoted on the Over-The-Counter Bulletin Board under the symbols “PPAC” and “PPACW”, respectively.

Pinpoint Advance Corp. is a newly organized Business Combination Company™ formed for the purpose of acquiring, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses with operations or facilities in Israel or one or more businesses operating in Europe that management believes would benefit from operations in Israel. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although the Company intends to focus initially on target businesses in the technology industry.

Company Contact:

Adiv Baruch
President and Chief Executive Officer
Telephone - 011-972 9-9500245
adivb@pinpointac.com